As filed with the Securities and Exchange Commission on December 18, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PDI, INC
(Exact name of registrant as specified in its charter)

Delaware	22-2919486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Morris Corporate Center 1, Building A 300 Interpace Parkway, Parsippany, NJ (Address of Principal Executive Offices)	07054 (Zip Code)

PDI, INC. AMENDED AND RESTATED
2004 STOCK AWARD AND INCENTIVE PLAN, AS AMENDED
PDI, INC. NON-PLAN BASED
STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK UNITS AWARDS
(Full title of plans)

Nancy Lurker Chief Executive Officer PDI, Inc. 300 Interpace Parkway Parsippany, NJ 07054 Tel: (862) 207-7800 Fax: (862) 207-7899
(Name, address and telephone number of agent for service)

(Copy to:)

Steven J. Abrams, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103
Tel: (215) 981-4000
Fax: (215) 981-4750

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan, as amended - Common Stock, $0.01 par value per share	1,250,000(3)	$1.55	$1,937,500	$225
PDI, Inc. Non-Plan Based Stock Appreciation Rights and Restricted Stock Units Awards - Common Stock, $0.01 par value per share	159,086	$1.55	$246,583	$29

(1)
Pursuant to Rule 416(a), under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the shares of Common Stock, as reported by NASDAQ on December 16, 2014.

(3)
An aggregate of 6,609,826 shares of common stock, $0.01 par value per share, may be offered or issued pursuant to the PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan, as amended, of which 750,000 shares were previously registered on Form S-8 (File No. 333-61231), 1,500,000 shares were previously registered on Form S-8 (File No. 333-60512), 1,329,132 shares were previously registered on Form S-8 (File No. 333-123312), 3,030,694 shares were previously registered on Form S-8 (File No. 333-177969) and 1,250,000 shares are registered on this Registration Statement.

EXPLANATORY NOTE
PDI, Inc. (“PDI,” the “Company,” “we,” “us” or “our”) has entered into a non-plan based restricted stock unit inducement agreement (the “RSU Award Agreement”) and a non-plan based stock appreciation rights inducement agreement (the “SAR Award Agreement,” together with the RSU Award Agreement, the “Award Agreements”) with an employee as a material inducement to his employment with the Company. Pursuant to the Award Agreements, 159,086 shares (the “Inducement Shares”) of the Company’s Common Stock may be issued to such employee. In addition to the 1,250,000 shares covered by this Registration Statement with respect to the PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan, as amended (the “Plan”), this Registration Statement is also filed with respect to the Inducement Shares (as well as the shares of Common Stock that may be issued as a result of stock splits, stock dividends or similar transactions in accordance with the provisions of the Plan and/or the Award Agreements).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.    Plan Information.
The Company has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan and to the individual that received the Award Agreements, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Company is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:
Corporate Controller
PDI, Inc.
Morris Corporate Center I, Building A
300 Interpace Parkway
Parsippany, NJ 07054
Telephone: (862) 207-7800

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents and information previously filed or to be filed by us with the SEC are incorporated by reference in this Registration Statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 6, 2014;

•
our Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2014 filed with the SEC on May 8, 2014 and August 19, 2014, respectively, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the SEC on August 14, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the SEC on November 5, 2014;

•
our Current Reports on Forms 8-K or 8-K/A, as applicable, filed with the SEC on June 6, 2014, August 19, 2014 (Film No. 141051855), August 19, 2014 (Film No. 141051900), August 26, 2014, October 20, 2014, October 29, 2014, October 30, 2014, November 3, 2014 (Film No. 141190145) and November 5, 2014; and

•
the description of our common stock contained in Item 1 of Form 8-A filed on May 13, 1998 (Film No. 98618790) with the SEC, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Notwithstanding the foregoing, information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or any related prospectus.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its officers, directors and certain other persons to the extent and under the circumstances set forth therein.
 The Company’s certificate of incorporation, as amended, and amended and restated bylaws limit the liability of directors of the Company to the Company or its shareholders to the fullest extent permitted by Delaware law and may indemnify its officers and employees to such extent, except that the Company will not be obligated to indemnify any such person for claims brought voluntarily and not by way of defense, or for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company.  The Company otherwise provides mandatory indemnification rights to any officer or director of the

Company who, by reason of the fact that he or she is an officer or director of the Company, is involved in a legal proceeding of any nature.  These indemnification rights include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of the General Corporation Law of Delaware.
 In addition, the Company’s certificate of incorporation, as amended, provides that a director of the Company shall not personally be liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as director, except for liability: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which are intentional misconduct or a knowing violation of law; (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of any other lawfully available funds; or (iv) for any transaction from which the director derives an improper benefit.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated 2004 Stock Award and Incentive Plan, as amended (incorporated by reference to Appendix A of the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 28, 2011)
4.2
Amendment No. 1 to the PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan (incorporated by reference to Annex A of the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 28, 2014)

4.3
Form of Restricted Stock Unit Inducement Agreement by and between PDI, Inc. and Graham Miao (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2014)

4.4	Stock Appreciation Rights Inducement Agreement by and between PDI, Inc. and Graham Miao (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2014)
5.1	Opinion of Pepper Hamilton LLP
23.1	Consent of BDO USA, LLP
23.2	Consent of BDO USA, LLP
23.3	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
Item 9. Undertakings.
The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Parsippany, State of New Jersey on December 18, 2014.
PDI, INC.

By:    /s/ Nancy S. Lurker
Name:    Nancy S. Lurker
Title:    Chief Executive Officer
POWER OF ATTORNEY
Each individual whose signature appears below constitutes and appoints Nancy S. Lurker and Graham G. Miao and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gerald Belle
Gerald Belle	Chairman of the Board of Directors	December 18, 2014

/s/ Nancy S. Lurker
Nancy S. Lurker	Chief Executive Officer and Director (principal executive officer)	December 18, 2014

/s/ Graham G. Miao
Graham G. Miao	Chief Financial Officer and Treasurer (principal financial and accounting officer)	December 18, 2014

/s/ Stephen J. Sullivan
Stephen J. Sullivan	Director	December 18, 2014

/s/ John Federspiel
John Federspiel	Director	December 18, 2014

/s/ Jack E. Stover
Jack E. Stover	Director	December 18, 2014

/s/ Heiner Dreismann
Heiner Dreismann	Director	December 18, 2014

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated 2004 Stock Award and Incentive Plan, as amended (incorporated by reference to Appendix A of the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 28, 2011)
4.2
Amendment No. 1 to the PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan (incorporated by reference to Annex A of the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 28, 2014)

4.3
Form of Restricted Stock Unit Inducement Agreement by and between PDI, Inc. and Graham Miao (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2014)

4.4	Stock Appreciation Rights Inducement Agreement by and between PDI, Inc. and Graham Miao (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2014)
5.1	Opinion of Pepper Hamilton LLP
23.1	Consent of BDO USA, LLP
23.2	Consent of BDO USA, LLP
23.3	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (included on the signature page of this Registration Statement)